Exhibit (c)
Valuation Analysis
Project Aqua
Equity Value
March 1, 2019

Support and Other Notes	Appendix
Weighted Average Cost of Capital	1
Qualifying Remarks	2

C-i

Board of Directors
Woodbridge Holdings Corporation
Fort Lauderdale, Florida
Project Aqua — Valuation Analysis
Dear Sirs:
Twinberry Partners, serving as an independent financial advisor to BBX Capital Corporation and its subsidiary Woodbridge Holdings Corporation (the “Company”), has prepared a valuation analysis, as more fully described below and as set forth on the accompanying pages, (the “Valuation Analysis”) of the equity value of Bluegreen Vacations Corporation (the “Target”), on a per share basis, in connection with a proposed transaction as described below (the “Engagement”).
Rationale for Engagement
We understand that the Company, through its board of directors, has decided to take the steps necessary to acquire the Target’s common stock, that it does not own presently, to be effectuated pursuant to Section 607.1104 Florida Statutes via a transaction for which a Schedule 13E-3 filing will be required (the “Proposed Transaction”).
For purposes of this Engagement, Twinberry considered the definition of Fair Value, as that term is used under Florida law, in the context of a statutory appraisal action pursuant to Section 607.1302, Florida Statutes. In performing the Valuation analysis, Twinberry assumed that the Target would continue as a going concern (and exclusive of any element of value arising from the accomplishment or expectation of the Proposed Transaction) and calculated a range of per share values by dividing such indicated equity values for the Target (determined without consideration of any discount from the value of the Target that might be applicable otherwise to its individual shares on account of any lack of liquidity, marketability or other factors that might cause the “fair market value” of a single share to be worth less than its proportionate share of the Target’s value as a going concern) by the fully-diluted number of shares of Target’s common stock which was provided by management.
Valuation Analysis
In connection with the Proposed Transaction, Twinberry performed certain limited procedures that resulted in a range of equity values for the Target and presented such on a per share basis as of a current date (the “Valuation Date”). The procedures were premised on and performed pursuant to the assumptions and limiting conditions set forth in Qualifying Remarks presented in Appendix 2 to this report.
Specifically, we gathered information and made such inquiries, analyses and other assessments as we deemed necessary and appropriate under the circumstances. Our procedures with respect to the preparation of this Valuation Analysis included but were not limited to:
•
Reading and assessing the following:

•
The Target’s annual report on Form 10-K for the fiscal years ended December 31, 2018 and 2017, including the audited financial statements included therein;

•
The Target’s quarterly report on Form 10-Q for the quarter ended September 30, 2018;

•
The Target’s press release announcing financial results for the quarter and year ended December 31, 2018;

•
The Target’s financial projections for the years ending 2019 through 2023 (“Management’s Projections”); and

•
Other internal documents relating to the history, current operations and future outlook of the Target provided to us by the managements of the Company and/or the Target.

Board of Directors
Woodbridge Holdings Corporation

•
Discussing the information referred to above and the background of the Target with the managements of the Company and/or the Target;

•
Performing certain valuation and comparative analyses using generally accepted valuation and analytical techniques including (i) a discounted cash flow analysis, (ii) an analysis of market information including select transactions of companies similar in nature to the Target that were acquired and (iii) share prices and implied enterprise values for public companies that Twinberry deemed comparable to the Target or otherwise relevant to the analysis;

•
Gathering and assessing historical trading prices of the Target and publicly traded securities of certain other companies that Twinberry deemed relevant to the analysis; and

•
Performing such other analyses and considered such other factors as we deemed appropriate.

Discounted Cash Flow Analysis (“DCF”).   The DCF analysis calculates the net present value of a company’s future free cash flows using a cost of capital for the discount rate. The free cash flows are defined as cash generated by the business that is available to either reinvest or distribute to security holders. The discount rate approximates the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk.
Market Transaction Analysis.   Twinberry researched and analyzed implied transaction multiples of companies recently acquired which participate in the industry in which the Target operates. Twinberry applied such observed multiples (which in certain instances were adjusted to reflect the difference between the acquired company’s operating margin and that of the Target) to the Target’s financial metrics to indicate its equity value.
Select Public Company Analysis.   Twinberry computed and analyzed the trading multiples of select public companies in the industry in which the Target operates, compared its financial performance and other operating characteristics with those of the selected public companies and applied such multiples to the Target’s financial metrics to indicate its equity value. Twinberry’s analysis of the public company data included adjustments to the observed multiples for differences in required investor returns based on size, and by comparing relative differences in growth, operational efficiency and cost of equity between the Target and such selected public companies.
Observations
The results of the above procedures, which are subject to the Qualifying Remarks presented in Appendix B, are set forth on the accompanying pages.
Sincerely,
March 1, 2019

Summary of Value Ranges

Illustrative Values
Discounted Cash Flow
Market Transactions
Comparable Company Multiples
Performance Adjusted Multiples
12.50
13.00
13.50
14.00
14.50
15.00
15.50
per common share

Discounted Cash Flow
($ in millions, unless otherwise stated)
	Notes	Historical 2018	Projected Year Ending December 31,
			2019	2020	2021	2022	2023	Terminal
		(1)
Revenue to Shareholders	(2)	$691	$740	$790	$841	$886	$922	$950
% growth			7.0%	6.8%	6.4%	5.4%	4.0%	3.0%
Op Expense, net	(2)	575	620	657	697	725	746	768
Adjusted Operating Income		116	120	133	144	161	176	181
Less Interest Income		6	5	5	5	5	5	5
Normalized Operating Income		110	115	129	139	156	171	177
Net tax adjustments			46	32	34	33	27	24
Taxable Income			69	97	105	123	144	152
Income Tax payable @	26.0%		18	25	27	32	38	40
Income After-tax			97	103	111	124	134	137
Plus Depreciation-tax			31	27	23	21	19	16
Less: CapEx	(2)		25	20	20	19	19	20
Less: Change in Working Capital	(5)		123	91	67	83	74	76
Plus: Provision for Credit Loss			59	67	74	81	84	87
Free Cash Flow			39	86	122	124	143	$143
Present Value Factor @ 12.75%	(6)		0.942	0.835	0.741	0.657	0.583
PV of Free Cash Flows			$37	$72	$90	$82	$84	$364

Income Approach Summary
	Discount Rates
	12.75%	14.00%
Present Value of Projected 5yr Period	$364	$353
PV of Terminal Year	854	720
Enterprise Value	1,218	1,073
Less Corporate Debt	246	246
Preliminary Equity Values (rounded)	970	825
Plus Excess Cash & Investments	165	165
Equity Value Range	$1,135	$990
Per Share	$15.25	$13.30

Notes
(1)
Historical data from Management’s 2018 financial records, adjusted for non-recurring items. Revenues were adjusted for non-controlling interests.

(2)
Management provided forecasted amounts for 2019 through 2023 which were adjusted to derive normalized recurring cashflows.

(3)
Depreciation values derived from existing fixed assets and forecasted CapEx, with the excess over the applicable period’s allowable for tax.

(4)
Corporate taxes computed assuming C corp structure applying Federal and state income tax rates as applicable.

(5)
The present value factor was derived using a discount rate of 12.75% and 14%.

(6)
The present value of free cash flows for the discrete period ending 2023 are summed as shown in the last column on the right.

Market Approach: Transaction Multiples
($ in millions, unless otherwise stated)
				Target Financials
Target	Acquirer	Transaction Date	Financials as of	Rev	EBITDA	EBITDA Margin	Transaction Price
							(1)
ILG	Marriott Vacations	Sep-18	Jun-18(2)	$1,845	$300	16.3%	$4,602
Diamond Resorts Int’l	Apollo	Sep-16	Jun-16(3)	1,005	324	32.3%	2,657
Vistana	Interval Leisure Group	May-16	Dec-16(4)	849	180	21.2%	1,317
Multiples of
		Rev	EBITDA
ILG	Marriott Vacations	2.5x	15.3x
Diamond Resorts Int’l	Apollo	2.6x	8.2x
Vistana	Interval Leisure Group	1.6x	7.3x
	Concluded Multiple(5)
	1.6x	7.8x
Aqua
Applicable Financial Data	$691	$142	20.6%
Enterprise Value	1,110	1,100
Less Corporate Debt	246	246
Preliminary Equity Values (rounded)	865	855
Plus Excess Cash & Investments	165	165
Equity Value Range	$1,030	$1,020
Per Share	$13.83	$13.70

Notes
(1)
Transaction Price (TEV) equal to market value of equity + long term debt + preferred stock + value of non-controlling minority interest — identified (i) excess cash and (ii) embedded tax benefits.

(2)
Information obtained from Marriott’s and ILG’s SEC filings and in connection with the proposed transaction.

(3)
Information obtained from and Diamond Resort’s SEC filings and other public financial information.

(4)
Information obtained from ILG Form 10-K as of December 31, 2016 and investor presentation

(5)
Concluded multiples are based on adjusting the revenue multiples for the relative difference in the Target company’s EBITDA margin as compared to that of Aqua. No weight was given to the ILG/Marriott transaction given ILG’s prior relationship with Starwood before the Starwood being acquired by Marriott.

Market Approach: Market Multiples
($ in millions, unless otherwise stated)
		LTM Trailing Financial Data		Trailing Multiples		Forecasted Financial Data		Forecast Multiples
		(1)
				TEV/				TEV/
	TEV	Rev	EBITDA	Rev	EBITDA	Rev	EBITDA	Rev	EBITDA
Comparable Companies	(2)
Hilton Grand Vacations	$3,610	$1,904	$414	1.9x	8.7x	$2,066	$442	1.7x	8.2x
Marriott Vacations	6,565	4,227	624	1.6x	10.8x	4,650	731	1.4x	9.2x
Wyndham Destinations	7,118	3,441	923	1.8x	7.7x	3,644	991	1.7x	7.2x
Weighted Average(3)				1.8x	9.1x			1.6x	8.2x
Comparable Company Multiples Adjusted for Size
Hilton Grand Vacations				1.8x	8.3x			1.7x	7.8x
Marriott Vacations				1.5x	10.1x			1.4x	8.6x
Wyndham Destinations				1.7x	7.1x			1.6x	6.7x
Summary Statistics – Size Adjusted(4)
Low Value				1.5x	7.1x			1.4x	6.7x
High Value				1.8x	10.1x			1.7x	8.6x
Average Value				1.7x	8.5x			1.5x	7.7x
Aqua
Applicable Financial Data				$691	$142			$740	$149
Average Multiples				1.7x	8.5x			1.5x	7.7x
Preliminary TEV (rounded)				1,180	1,210			1,110	1,150
Less Corporate Debt				246	246			246	246
Preliminary Equity Value				$934	$964			$864	$904
Preliminary Equity Values (rounded)						$900 –	$935
Plus Excess Cash & Investments						165	165
Equity Value range(5)						1,065	1,100
Per Share						$14.30 –	$14.77

Notes
(1)
Trailing twelve months financial data through 12.31.18. Aqua is TTM through 12.31.18 as adjusted for minority interests and non-recurring items.

(2)
Represents market capitalization, as adjusted for minority interest in underlying consolidated business, plus long term debt, less excess cash.

(3)
Weighted Average based on weighting factors set forth for each Comparable Company.

(4)
Multiples are recast for differences in required investor returns given differences in size between the Target and each comparable company.

(5)
We have given no consideration as to whether a control premium is required to be added under Florida law.

Market Approach: Performance Adjusted Multiples
($ in millions, unless otherwise stated)
				Multiple		Indicated TEV
Financial Multiple	Notes	TTM	Forecast	TTM	Forecast	TTM	Forecast
				(1)
TEV/Revenue		691	740	1.6x	1.5x	$1,106	$1,109a
TEV/EBITDA		142(5)	149	7.9x	7.1x	1,123	1,061b
Enterprise Value	(2)					1,115	1,085(a+b)/2
Less: Corporate Debt	(3)					246	246
Prelliminary Equity Values (rounded)						870	840
Plus Excess Cash & Investments	(3)					165	165
Equity Value range						$1,035	$1,005
Per Share						$13.90	$13.50

					Unadjusted Multiples				Aqua Relative		Adjusted Multiples
	EBITDA Margin		5-yr CAGR	Growth Value	Trailing		Forecast				Trailing		Forecast
	TTM	Frwrd			Rev	EBITDA	Rev	EBITDA	Growth	Margin	Rev	EBITDA	Rev	EBITDA
	(5)		(6)	(7)
Aqua	20.6%	20.2%	6.9%	11.61
Hilton Grand Vacations	21.7%	21.4%	6.8%	11.15	1.9x	8.7x	1.7x	8.2x	1.04	0.94	1.9x	9.1x	1.7x	8.5x
Marriott Vacations	14.8%	15.7%	12.4%	15.46	1.6x	10.8x	1.4x	9.2x	0.75	1.34	1.6x	8.1x	1.5x	6.9x
Wyndham Destinations	23.5%	23.8%	7.9%	13.79	1.8x	7.7x	1.7x	7.2x	0.84	0.86	1.3x	6.5x	1.2x	6.1x
Weighted	20.0%	20.3%			1.8x	9.1x	1.6x	8.2x			1.6x	7.9x	1.5x	7.1x
Average											1.6x	7.9x	1.5x	7.2x
Median											1.6x	8.1x	1.5x	6.9x
The accompanying notes are an integral part of the above analysis.

	Equity discount rate	Forecast Year(8)						Terminal	Earnings Value(9)	Compound Growth Rate
		0	1	2	3	4	5
Aqua
Growth Rate			5.2%	8.0%	8.5%	10.1%	7.7%	4.00%		6.9%
Dollar Amount		1.00	1.05	1.11	1.19	1.30	1.40	13.57
Period			0.50	1.50	2.50	3.50	4.50	4.50
Discount Factor	14.70%		0.93	0.81	0.71	0.62	0.54	0.54
			0.98	0.90	0.85	0.80	0.753	7.32 =	11.61
HGV
Growth Rate			6.8%	19.1%	3.0%	3.0%	3.0%	3.00%		6.8%
Dollar Amount		1.00	1.07	1.27	1.31	1.35	1.39	12.24
Period			0.50	1.50	2.50	3.50	4.50	4.50
Discount Factor	14.70%		0.93	0.81	0.71	0.62	0.54	0.54
			1.00	1.04	0.93	0.84	0.75	6.60 =	11.15
VAC
Growth Rate			17.1%	26.2%	10.0%	6.0%	4.0%	4.00%		12.4%
Dollar Amount		1.00	1.17	1.48	1.63	1.72	1.79	18.11
Period			0.50	1.50	2.50	3.50	4.50	4.50
Discount Factor	14.30%		0.94	0.82	0.72	0.63	0.55	0.55
			1.10	1.21	1.16	1.08	0.98	9.92 =	15.46
WYND
Growth Rate			7.3%	12.6%	10.0%	6.0%	4.0%	4.00%		7.9%
Dollar Amount		1.00	1.07	1.21	1.33	1.41	1.47	16.05
Period			0.50	1.50	2.50	3.50	4.50	4.50
Discount Factor	13.50%		0.94	0.83	0.73	0.64	0.57	0.57
			1.01	1.00	0.97	0.90	0.83	9.08 =	13.79

Notes
(1)
Multiples are based on weighted average of selected comps.

(2)
The amounts for Enterprise Value are based on the average of the Indicated TEV ranges for TEV/Revenue, and TEV/EBITDA. Enterprise Value excludes a provision for Excess Cash which is considered separately.

(3)
As provided by Management.

(4)
No consideration has been given as to whether a control premium is required under Florida law.

(5)
Per individual company financial statements through 12.31.18.

(6)
Amount derived from Management’s forecast and other companies’ amounts derived from their forecasted earnings per Nasdaq.com.

(7)
Represents the sum of the present value of  $1 growing each year in 5 year forecast, per note (6), plus the present value of a terminal year, both discounted at the respective company’s cost of equity.

(8)
Forecasted growth rates obtained from public sources (e.g., Zacks and/or Nasdaq.com) which they represent are composite of analysts expectations. Where forecasts are less than 5 years, we calculated remaining future years by applying a decay rate to the growth rates reported in earlier years.

(9)
Earnings value represents what $1 invested today is worth if grown each year at the forecasted growth rate and discounted at the respective company’s cost of equity with the Terminal Value dollar amount calculated by growing year 5 by the long term growth rate and then dividing that amount by the difference between the respective company’s cost of equity and the long term growth rate.

The accompanying notes are an integral part of the above analysis.

Appendix 1
Weighted Average Cost of Capital
($ in millions, unless otherwise stated)
Assumptions and Sources			Formulas
Valuation Date	03/01/19		Relevering Calculations:
Risk-Free Rate (Rf)	3.00%	Long-term US Treasury rate	Unlevered Beta =	Beta (Observed)/[1 + D/E
Pretax Required Rate on Debt Capital (i)	6.60%	0	Relevered Beta =	Unlevered Beta*[1 + D/E
Equity Risk Premium (Rp)	6.14%	Per 2018 Valuation Handbook	Debt-to-Equity Calculation:
Small Stock (or Size) Premium (Ssp)	1.80%	Duff & Phelps Cost of Capital – 7th Decile	Industry Average D/E =	(Debt/Capital)/(Equity/Capital)
Effective Tax Rate – Industry (ti)	26.6%	Comparable Companies	Additional Risk Factors
Effective Tax Rate – Target (tt)	26.0% #		– EBITDA margin gains	1.00%
Add’l Specific Company Risk Premium (A)	1.00%	Company specific – future margin growth
Beta (Relevered) (B)	1.45	Target Company	Required Return on Capital Calculations:
Debt/Capital (D)	20.0%	Target Company	Return on Debt =	[i * (1 – tt)]
Equity/Capital (E)	80.0%	Target Company	Return on Equity =	[Rf + b (Rp) + Ssp +A]
Comparable Company Analysis(1)
	Beta (Observed)	Market Value of Debt	Stock Price	# of Shares Outstand’g	Market Value of Equity	Non- Controling Interest	Total Capital	Debt/ Equity	Tax Rate	Beta (Unlev’d)
	(2)			(in millions)
Primary Comparables
Hilton Grand Vacations	1.69	$537	$31.79	94.6	$3,006	$—	$3,543	17.9%	26.0%	1.49
Marriott Vacations	1.63	2,235	97.34	45.1	4,386	25	6,646	50.7%	26.0%	1.19
Wyndham Destinations	1.50	2,969	45.03	94.0	4,232	5	7,206	70.1%	28.0%	1.00
Weighted Average								46.2%	26.6%	1.22
Aqua’s Relevered Beta Analysis
Beta (unlevered), weighted	1.22
Target Company D/E(2)	25.0%
Effective Tax Rate – Target (tt)	26.0%
Beta (relevered)	1.45

	Debt Rate	Tax Rate	After-tax Debt Cost	Beta Applied(3)	Size Premium(4)	Alpha	Return on Equity(5)	Debt/ Capital	WACC Concluded
									(rounded)
Aqua	6.60%	26.0%	4.88%	1.45	1.80%	1.00%	14.7%	20.0%	12.75%
Primary Comparables
Hilton Grand Vacations	5.25%	26.1%	3.88%	1.69	1.28%	0.0%	14.7%	15.2%	13.00%
Marriott Vacations	5.50%	26.0%	4.07%	1.63	1.28%	0.0%	14.3%	33.6%	10.75%
Wyndham Destinations	5.25%	28.0%	3.78%	1.50	1.28%	0.0%	13.5%	41.2%	9.50%

Notes
(1)
Financial amounts extracted from Company financial statements as per latest SEC filings with stock prices from public sources.

(2)
Target D/C derived from ratio of Target debt to indications of TEV from market approaches.

(3)
Betas per Zacks.

(4)
Size premium per Duff  & Phelps Cost of Capital.

(5)
Components include risk free rate of 3.00% and equity risk premium of 6.14% per Duff  & Phelps Cost of Capital.

Appendix 2
Qualifying Remarks
In the course of preparing this Valuation Analysis, Twinberry used financial and other information provided by and on behalf of the managements of the Company and the Target, including representations made by them obtained during our interviews and information available in the public domain. Information relied upon was limited to the information made available and that existed as of a date immediately preceding the date of this Valuation Analysis.
The approaches and methodologies used in Twinberry’s work did not comprise an examination in accordance with generally accepted auditing standards, the objective of which is to express an opinion regarding the fair presentation of historical or prospective financial statements or other financial information presented in accordance with generally accepted accounting principles. Twinberry has not attempted to audit, test, or otherwise verify the information received from such sources and, therefore, cannot assume responsibility for its accuracy or completeness. Accordingly, Twinberry does not express any opinion or any other form of assurance thereon. Thus, Twinberry’s findings are dependent on such information being complete and accurate in all material respects. There usually will be differences between estimated and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.
In calculating the values set forth in this Valuation Analysis, Twinberry assumed that:
•
Management of the Target will maintain its character and integrity through any reorganization or other operating change which may result in a reduction of any prior existing equity-like participation in the Company’s activities.

•
The Target is a “going concern.”

•
There are no factors such as restrictive agreements of any kind, other than those noted herein, which will affect or impair value in any way or the ability to affect an expedient sale of the subject of this Valuation Analysis.

•
The Company is in good standing and is not in violation of any laws or regulatory statute of any kind; this has not been independently verified.

•
There are no contingent claims or other liabilities of any kind, including pending or threatened lawsuits, environmental or hazardous waste or other similar matters that if existed would materially affect the Target’s value.

The Company would have a materially different value in liquidation. No estimate of the value that could be achieved in liquidation is included in this Valuation Analysis.
Twinberry assumes no responsibility for any liability for damages of any kind resulting from reliance on this Valuation Analysis by the Company or any other party.
Nothing in this Valuation Analysis is intended to recommend, imply or provide any guarantees, representations, or opinions of any kind whatsoever regarding the financial prudence, collateral, investment potential or debt service ability of the Company or any investment in its stock or assets by any party, including investors of any kind, financial institutions and all other individuals or entities. Such parties should undertake a full due diligence review of the Target and make their own independent determinations of its future prospects, financial and otherwise, and the financial prudence, tax, legal, and all other ramifications of the Proposed Transaction.

Nothing in this Valuation Analysis constitutes a recommendation regarding the purchase or sale of any securities or assets. This Valuation Analysis is neither an offer to sell, nor a solicitation to buy securities, and/or equity in, or assets of, either the Target or the Company. Twinberry expresses no opinion, guarantees or form of assurance of any kind, expressed or implied, on the potential investment performance resulting from a purchase of an interest in either the Target or any public company mentioned herein or their respective assets. In addition, this Valuation Analysis is not designed or intended to be a document suitable for use in selling the Company to outside individuals or other entities which may be uninformed about either the Target or the assets of the Target that is included in the Valuation Analysis.
Twinberry shall be under no obligation to update any analyses or its findings set forth or otherwise referenced in this Valuation Analysis for any reason.
The dollar amount of any value reported is based on the purchasing power of the U.S. dollar as of the Valuation Date. Neither Twinberry nor any of the analysts assumes any responsibility for economic or physical factors occurring subsequent to the Valuation Date that may affect this Valuation Analysis.
With respect to any significant U.S. Federal tax issue, this Valuation Analysis was not written, and cannot be used, by anyone for the purpose of avoiding U.S. Federal tax penalties. In addition, one or more additional issues may exist that could affect the tax accounting, for financial reporting purposes, of attributes relied upon in preparing this Valuation Analysis
This Valuation Analysis may be included in filings with the Securities and Exchange Commission including a Schedule 13E-3 but may not otherwise be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without Twinberry’s express written consent. Moreover, this Valuation Analysis is not, and should not be construed as a “due diligence” study of the Company, as such study has not been undertaken nor as a “fairness opinion” or a “solvency opinion” and may not be relied upon as such.